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                                                                 Exhibit 3.06.03

                               SECOND AMENDMENT TO
                             DESIGNATION OF STOCK OF
            eUNIVERSE, INC. F/K/A MOTORCYCLE CENTERS OF AMERICA, INC.
                                       and
                           SECOND AMENDED AND RESTATED
                          CERTIFICATE OF DESIGNATION OF
                     SERIES A 6% CONVERTIBLE PREFERRED STOCK
                                       OF
                                 eUNIVERSE, INC.

         Pursuant to the provisions of Section 78.1955 of the Nevada Revised Statutes, the undersigned Company hereby adopts the following Second Amended and Restated Certificate of Designation of Series A 6% Convertible Preferred Stock (the "Certificate of Designation"), that was approved as of the 22nd day of October, 2001 by holders of the requisite percentage of shares of such preferred stock pursuant to Section 7 of the First Amended and Restated Certificate of Designation of Series A 6% Convertible Preferred Stock of eUniverse, Inc.:

It is hereby certified that:

         1. The name of the Company (hereinafter called the "Company") is eUniverse, Inc., a Nevada corporation.

         2. The Articles of Incorporation of the Company authorize the issuance of forty million (40,000,000) shares of preferred stock, $.10 par value per share ("Preferred Stock"), and expressly vest in the Board of Directors of the Company the authority provided therein to issue any or all of said shares in one
(1) or more series and by resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued.

         3. The Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series A 6% Convertible issue of Preferred Stock:

         RESOLVED, that ten million (10,000,000) of the forty million (40,000,000) authorized shares of Preferred Stock of the Company shall be designated Series A 6% Convertible Preferred Stock, $.10 par value per share, and shall possess the rights and preferences set forth below:

         Section 1. Designation and Amount. The shares of such series shall have a par value of $.10 per share and shall be designated as Series A 6% Convertible Preferred Stock (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be ten million (10,000,000). The Series A Preferred Stock shall be offered at a purchase price of Three Dollars and Sixty Cents ($3.60) per share (the "Original Series A Issue Price"), with a six percent (6%) per annum accretion rate as set forth herein.

         Section 2. Rank. The Series A Preferred Stock shall rank: (a) junior to any other class or series of capital stock of the Company other than Common Stock (defined below) hereafter created specifically ranking by its terms senior to the Series A Preferred Stock (collectively, the "Senior Securities"); (b) senior and prior to all of the Company's Common Stock, $.001 par value




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per share ("Common Stock"); (c) senior and prior to any class or series of capital stock of the Company hereafter created not specifically ranking by its terms senior to or on parity with any Series A Preferred Stock of whatever subdivision (collectively, with the Common Stock, "Junior Securities"); and (d) on parity with any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series A Preferred Stock ("Parity Securities") in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

         Section 3. Dividends. The Series A Preferred Stock will bear no dividends, and the holders of the Series A Preferred Stock ("Holders") shall not be entitled to receive dividends on the Series A Preferred Stock.

         Section 4. Liquidation Preference.

                  (a) In the event of any liquidation, dissolution or winding up of the Company ("Liquidation Event"), either voluntary of involuntary, the then Holders of shares of Series A Preferred Stock shall be entitled to receive, immediately after any distributions to Senior Securities required by the Company's Articles of Incorporation or any certificate of designation, and prior in preference to any distribution to Junior Securities but in parity with any distribution to Parity Securities, an amount per share equal to the sum of (i) the Original Series A Issue Price for each outstanding share of Series A Preferred Stock and (ii) an amount equal to six percent (6%) of the Original Series A Issue Price, per annum, accruing daily, for the period that has passed since the date that, in connection with the consummation of the purchase by Holder of shares of Series A Preferred Stock from the Company, the escrow agent first received in its possession funds representing full payment for the shares of Series A Preferred Stock (such amount being referred to herein as the "Premium"). If upon the occurrence of such event, and after payment in full of the preferential amounts with respect to the Senior Securities, the assets and funds available to be distributed among the Holders of the Series A Preferred Stock and Parity Securities shall be insufficient to permit the payment to such Holders of the full preferential amounts due to the Holders of the Series A Preferred Stock and the Parity Securities, respectively, then the entire assets and funds of the Company legally available for distribution shall be distributed among the Holders of the Series A Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Company's Articles of Incorporation and any certificate(s) of designation relating thereto.

                  (b) Upon the completion of the distribution required by Subsection 4(a), if assets remain in this Company, they shall be distributed to holders of Junior Securities in accordance with the Company's Articles of Incorporation including any duly adopted certificate(s) of designation.

                  (c) At each Holder's option, a sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of shall be deemed to be a Liquidation Event as defined in Section 4(a) hereof; provided, further that (i) a consolidation, merger, acquisition, or other business combination of the Company with or into any other publicly traded company or companies, including those trading on

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the OTC Bulletin Board, shall not be treated as a Liquidation Event as defined in Section 4(a) but instead shall be treated pursuant to Section 5(d) hereof, and (ii) a consolidation, merger, acquisition, reorganization or other business combination of the Company with or into any other non-publicly traded company or companies where the Company is not the surviving company, shall be treated as a Liquidation Event as defined in Section 4(a). The Company shall not effect any transaction described in Subsection 4(c)(ii) unless it first gives thirty (30) business days prior written notice of such transaction during which time the Holder shall be entitled to immediately convert any or all of its shares of Series A Preferred Stock into Common Stock at the Conversion Price, as defined below, then in effect.

                  (d) In the event that, immediately prior to the closing of a transaction described in Section 4(c) hereof which would constitute a Liquidation Event, the cash distributions required by Section 4(a) or otherwise hereunder, have not been made, the Company shall either: (i) cause such closing to be reasonably postponed until such cash distributions have been made, (ii) cancel such transaction, in which event the rights of the Holders of Series A Preferred Stock shall be the same as existing immediately prior to such proposed transaction, or (iii) agree, and shall require that any successor company resulting from a Liquidation Event agrees, to make such distributions as quickly after the closing of such Liquidation Event as reasonably practicable, upon the same terms and in the same amounts as the Company would have made if such distribution was made immediately prior to the closing of such transaction.

         Section 5. Conversion. Subject to Section 4(c) herein, the record Holder(s) of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  (a) Right to Convert. The record Holder of Series A Preferred Stock shall be entitled to convert (i) up to five percent (5%) of its Series A Preferred Stock immediately and (ii) up to an additional five percent (5%) of its Series A Preferred Stock at any time following 120 days after the Effective Date (as defined herein), each in accordance with the formula set forth below.

                  At any time following six months after the Effective Date, the record Holder of the Series A Preferred Stock shall be entitled to convert any or all of the aggregate principal amount of the Series A Preferred Stock at the office of the Company or its designated transfer agent (the "Transfer Agent"), into that number of fully-paid and non-assessable shares of Common Stock calculated in accordance with the following formula (the "Conversion Rate"):

                  Number of shares of Common Stock issued upon conversion of one
                  (1) share of Series A Preferred Stock =

                          (.06) (N/365) ($3.60) + $3.60
                          -----------------------------
                                Conversion Price

                  where,

                    N = the number of days between (i) the Initial Issuance Date
                  (as defined below) and (ii) the applicable Date of Conversion (as defined in Section 5(b)(iv) below) for

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                  the shares of Series A Preferred Stock for which conversion is being elected, and

                    Conversion Price = $3.60; provided that if the average
                  closing bid price of the Company's Common Stock over the 20 consecutive trading days immediately preceding January 16, 2002 is less than $3.60 per share, then the Conversion Price of the Series A Preferred Stock shall be equal to such 20 day average closing bid price, but in no event shall be less than $2.00.

         As used herein, "Initial Issuance Date" shall mean April 14, 1999 and "Effective Date" shall mean the date of filing of this Second Amended and Restated Certificate of Designation of Series A 6% Convertible Preferred Stock with the Nevada Secretary of State.

         For purposes hereof, any Holder which acquires shares of Series A Preferred Stock from another Holder (the "Transferor") and not upon original issuance from the Company shall be entitled to exercise such Holder's conversion right as to the percentages of such shares specified under Section 5(a) in such amounts and at such times such that the number of shares eligible for conversion by such Holder at any time shall be in the same proportion that the number of shares of Series A Preferred Stock acquired by such Holder from its Transferor bears to the total number of shares of Series A Preferred Stock originally issued by the Company to such Transferor (or its predecessor Transferor).

         For purposes hereof, the term "Closing Bid Price" shall mean the closing bid price of the Company's Common Stock on the Nasdaq SmallCap Market, or if no longer traded on the Nasdaq SmallCap Market, the closing bid price on the principal national securities exchange or the over-the-counter system on which the Common Stock is so traded and if not available, the mean of the high and low prices on the principal national securities exchange or the over-the-counter system on which the Common Stock is so traded.

                  (b) Mechanics of Conversion. In order to convert Series A Preferred Stock into full shares of Common Stock, the Holder shall send via facsimile, or otherwise deliver, on or prior to 11:59 p.m., New York City time (the "Conversion Notice Deadline") on the Date of Conversion, a copy of the fully executed notice of conversion ("Notice of Conversion") to the Company at the office of the Company and to its designated transfer agent (the "Transfer Agent") for the Series A Preferred Stock stating that the Holder elects to convert, which notice shall specify the Date of Conversion, the number of shares of Series A Preferred Stock to be converted, the applicable Conversion Price and a calculation of the number of shares of Common Stock issuable upon such conversion (together with a copy of the front page of each certificate to be converted). Upon receipt by the Company of a facsimile copy of a Notice of Conversion, the Company shall immediately send, via facsimile, a confirmation of receipt of the Notice of Conversion to the Holder which shall specify that the Notice of Conversion has been received and the name and telephone number of a contact person at the Company whom the Holder should contact regarding information related to the Conversion. No later than one (1) business day after receipt of such confirmation of receipt of Notice of Conversion, the Holder shall surrender to a common courier for delivery to the office of the Company or the Transfer Agent, the original certificates representing the Series A Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed for transfer; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of

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Common Stock issuable upon such conversion unless either the Preferred Stock
Certificates are delivered to the Company or its Transfer Agent as provided above, or the Holder notifies the Company or its Transfer Agent that such certificates have been lost, stolen or destroyed (subject to the requirements of subparagraph (i) below). In the case of a dispute as to the calculation of the Conversion Rate, the Company shall promptly issue to the Holder the number of Shares that are not disputed and shall submit the disputed calculations to its outside accountant via facsimile within three (3) days of receipt of Holder's Notice of Conversion. The Company shall cause the accountant to perform the calculations and notify the Company and Holder of the results no later than two
(2) business days from the time it receives the disputed calculations. The accountant's calculation shall be deemed conclusive absent manifest error.

                           (i) Lost or Stolen Certificates. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of Series A Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Company shall not be obligated to re-issue such lost or stolen Preferred Stock Certificates if Holder contemporaneously requests the Company to convert such Series A Preferred Stock into Common Stock.

                           (ii) Delivery of Common Stock Upon Conversion. The Company shall, or shall cause the Transfer Agent, no later than the close of business on the third (3rd) business day (the "Deadline") after receipt by the Company or the Transfer Agent of a facsimile copy of a Notice of Conversion and receipt by Company or the Transfer Agent of all necessary documentation duly executed and in proper form required for conversion, including the original Preferred Stock Certificates to be converted (or after provision for security or indemnification in the case of lost or destroyed certificates, if required), to issue and surrender to a common courier for either overnight or (if delivery is outside the United States) two (2) day delivery to the Holder at the address of the Holder as shown on the stock records of the Company (A) a certificate for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid, and
         (B) certificate(s) representing the number of shares of Series A Preferred Stock not being exchanged, if necessary.

                           (iii) No Fractional Shares. If any conversion of the Series A Preferred Stock would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, in the aggregate, shall be the next higher number of shares.

                           (iv) Date of Conversion. The date on which conversion occurs (the "Date of Conversion") shall be deemed to be the date set forth in such Notice of Conversion, provided (i) that the advance copy of the Notice of Conversion is sent via facsimile to the Company before 11:59 p.m., New York City time, on the Date of Conversion, and (ii) that the original Preferred Stock Certificates representing the shares of Series A Preferred Stock to be converted are surrendered by depositing such certificates with a common courier, for

                                      -5-




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         delivery to the Company or the Transfer Agent as provided above, as soon as practicable after the Date of Conversion, provided that the Date of Conversion shall not occur less than six (6) months after the Initial Issuance Date. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record Holder or Holders of such shares of Common Stock on the Date of Conversion.

                           (v) Taxes. The Company shall pay any and all taxes (other than transfer taxes) which may be imposed with respect to the issuance and delivery of the shares of Common Stock pursuant to conversion of the Series A Preferred Stock.

                  (c) Automatic Conversion or Redemption. If at any time after 12 months following the initial effectiveness of the required registration of the Company's Common Stock (under Section 2 of the Company's Registration Rights Agreement relating to its Series A Preferred Stock) the Closing Bid Price of the Company's Common Stock is $16.00 or more for twenty (20) consecutive trading days ("Automatic Conversion Event"), then at any time following the Automatic Conversion Event (regardless of whether the Closing Bid Price of the Company's Common Stock shall at any time following the Automatic Conversion Event be less than $16.00), each share of Series A Preferred Stock outstanding on the date of the Automatic Conversion Event or, if not a business day, the first business day thereafter ("Termination Date") automatically, at the option of the Company, shall either (i) be converted ("Automatic Conversion") into Common Stock on such date at the Conversion Rate then in effect (calculated in accordance with the formula in Section 5(a) above), and the Termination Date shall be deemed the Date of Conversion with respect to such conversion for purposes of this Certificate of Designation, or (ii) be redeemed ("Automatic Redemption") by the Company for cash in an amount equal to the Stated Value (as defined below) of the shares of Series A Preferred Stock being redeemed. If the Company elects to redeem, on the Termination Date, the Company shall send to the Holders of outstanding Series A Preferred Stock notice (the "Automatic Redemption Notice") via facsimile of its intent to effect an Automatic Redemption of the outstanding Series A Preferred Stock. If the Company does not send such notice to Holder on such date, an Automatic Conversion shall be deemed to have occurred. If an Automatic Conversion occurs, the Company and the Holders shall follow the applicable conversion procedures set forth in this Certificate of Designation; provided, however, that the Holders are not required to send the Notice of Conversion contemplated by Section 5(b) hereof. If the Company elects to redeem, each Holder of outstanding Series A Preferred Stock shall send their certificates representing the Series A Preferred Stock to the Company within five (5) days of the date of receipt of the Automatic Redemption Notice from the Company, and the Company shall pay the applicable redemption price to each respective Holder within five (5) days of the receipt of such certificates. The Company shall not be obligated to deliver the redemption price unless the certificates representing the Series A Preferred Stock are delivered to the Company, or, in the event one or more certificates have been lost, stolen, mutilated or destroyed, unless the Holder has complied with Section 5(b)(i). If the Company elects to redeem under this Section 5(c) and the Company fails to pay the Holders the redemption price within five (5) days of its receipt of the certificates representing the shares of Series A Preferred Stock to be redeemed as required by this Section 5(c), then an Automatic Conversion shall be deemed to have occurred and, upon receipt of the Preferred Stock certificates, the Company shall immediately deliver to the Holders the certificates representing the number of shares of Common Stock to which the Holders would have been entitled upon Automatic Conversion.

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                  As used herein, "Last Closing Date" shall mean the date of the last closing of a purchase and sale of the Series A Preferred Stock that occurs pursuant to the offering of the Series A Preferred Stock by the Company, and "Stated Value" shall mean the Original Series A Issue Price (as defined in
Section 1 hereof) together with the accreted but unpaid Premium as defined in
Section 4(a).

                  (d) Adjustments to Conversion Price. The Conversion Price shall be subject to adjustment from time to time as follows:

                           (i) Upon Issuance of Common Stock. If the Company shall, at any time or from time to time after the Effective Date, issue any shares of Common Stock (other than an issuance of Common Stock as a dividend or in a split of or subdivision in respect of which the adjustment provided for in Section 5(d)(iv) applies), options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities (other than Excluded Stock (as defined below)) without consideration or for consideration per share less than the Conversion Price in effect immediately prior to such issuance, then such Conversion Price shall forthwith be lowered to a price equal to the price obtained by multiplying:

                                    (A) the Conversion Price in effect
         immediately prior to the issuance of such Common Stock, options, rights or securities by

                                    (B) a fraction of which (x) the denominator
         shall be the number of shares of Common Stock outstanding on a fully diluted basis immediately after such issuance and (y) the numerator shall be the sum of (i) the number of shares of Common Stock outstanding on a fully diluted basis immediately prior to such issuance and (ii) the number of additional shares of Common Stock which the aggregate consideration for the number of shares of Common Stock so offered would purchase at the Conversion Price.

                  For purposes of this Section 5(d), "fully diluted basis" shall be determined in accordance with the treasury stock method of computing fully diluted earnings per share in accordance with GAAP (as defined below).

                           (ii) Upon Acquisition of Common Stock. If the Company or any of its subsidiaries shall, at any time or from time to time after the Effective Date, directly or indirectly, redeem, purchase or otherwise acquire any shares of Common Stock, options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock (other than shares of Series A Preferred Stock that are redeemed according to their terms), or options to purchase or rights to subscribe for such convertible or exchangeable securities, for a consideration per share greater than the Fair Market Value (as defined below) (plus, in the case of such options, rights, or securities, the additional consideration required to be paid to the Company upon exercise, conversion or exchange) per share of Common Stock immediately prior to such event, then the Conversion Price shall forthwith be lowered to a price equal to the price obtained by multiplying:

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                                    (A) the Conversion Price in effect
         immediately prior to such event by

                                    (B) a fraction of which (x) the denominator
         shall be the Fair Market Value per share of Common Stock immediately prior to such event and (y) the numerator shall be the result of dividing:

                                              (a) (1) the product of (A) the
                                    number of shares of Common Stock outstanding on a fully diluted basis and (B) the Fair Market Value per share of Common Stock, in each case immediately prior to such event, minus (2) the aggregate consideration paid by the Company in such event (plus, in the case of such options, rights, or convertible or exchangeable securities, the aggregate additional consideration to be paid by the Company upon exercise, conversion or exchange), by

                                              (b) the number of shares of Common
                                    Stock outstanding on a fully diluted basis immediately after such event.

                           (iii) For the purposes of any adjustment of a Conversion Price pursuant to paragraph (i) of this Section 5(d), the following provisions shall be applicable:

                                (1) In the case of the issuance of Common Stock for cash in a public offering or private placement, the consideration shall be deemed to be the amount of cash paid therefor before deducting therefrom any discounts, commissions or placement fees payable by the Company to any underwriter or placement agent in connection with the issuance and sale thereof.

                                (2) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the Fair Market Value thereof.

                                (3) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities (except for options to acquire Excluded Stock):

                                    (A) the aggregate maximum number of shares
         of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subparagraphs (i) and (ii) above), if any, received by the Company upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                                    (B) the aggregate maximum number of shares
         of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such

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         convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities, options, or rights were issued and for a consideration equal to the consideration received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in paragraphs (i) and (ii) above);

                                    (C) on any change in the number of shares or
         exercise price of Common Stock deliverable upon exercise of any such options or rights or conversions of or exchanges for such securities, other than a change resulting from the anti-dilution provisions thereof, the applicable Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change or options or rights related to such securities not converted prior to such change been made upon the basis of such change; and

                                    (D) no further adjustment of the Conversion
         Price adjusted upon the issuance of any such options, rights, convertible securities or exchangeable securities shall be made as a result of the actual issuance of Common Stock on the exercise of any such rights or options or any conversion or exchange of any such securities.

                           (iv) Upon Stock Dividends, Subdivisions or Splits. If, at any time after the Effective Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, or to be affected by such subdivision or split-up, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of Series A Preferred Stock shall be increased in proportion to such increase in outstanding shares.

                           (v) Upon Combinations. If, at any time after the Effective Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, following the record date to determine shares affected by such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                           (vi) Upon Reclassifications, Reorganizations, Consolidations or Mergers. In the event of any capital reorganization of the Company, any reclassification of the stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or any consolidation or merger of the Company with or into another corporation (where the Company is not the surviving corporation or where there is a change in or distribution with respect to the Common Stock), each share of Series A Preferred Stock shall

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         after such reorganization, reclassification, consolidation, or merger be convertible into the kind and number of shares of stock or other securities or property of the Company or of the successor corporation resulting from such consolidation or surviving such merger, if any, to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon conversion of such Series A Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation or merger. The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, consolidations, or mergers. The Company shall not effect any such reorganization, reclassification, consolidation or merger unless, prior to the consummation thereof, the successor corporation (if other than the Company) resulting from such reorganization, reclassification, consolidation, shall assume, by written instrument, the obligation to deliver to the holders of the Series A Preferred Stock such shares of stock, securities or assets, which, in accordance with the foregoing provisions, such holders shall be entitled to receive upon such conversion.

                           (vii) Deferral in Certain Circumstances. In any case in which the provisions of this Section 5(d) shall require that an adjustment shall become effective immediately after a record date of an event, the Company may defer until the occurrence of such event issuing to the holder of any Series A Preferred Stock converted after such record date and before the occurrence of such event the shares of capital stock issuable upon such conversion by reason of the adjustment required by such event and issuing to such holder only the shares of capital stock issuable upon such conversion before giving effect to such adjustments; provided, however, that the Company shall deliver to such holder an appropriate instrument or due bills evidencing such holder's right to receive such additional shares.

                           (viii) Other Anti-Dilution Provisions. If the Company has issued or issues any securities on or after the Effective Date containing provisions protecting the holder or holders thereof against dilution in any manner more favorable to such holder or holders thereof than those set forth in this Section 5, such provisions (or any more favorable portion thereof) shall be deemed to be incorporated herein as if fully set forth herein and, to the extent inconsistent with any provision herein, shall be deemed to be substituted therefor.

                           (ix) Appraisal Procedure. In any case in which the provisions of this Section 5(d) shall necessitate that the Appraisal Procedure (as defined below) be utilized for purposes of determining an adjustment to the Conversion Price, the Company may defer, until the completion of the Appraisal Procedure and the determination of the adjustment, issuing to the holder of any share of Series A Preferred Stock converted after the date of the event that requires the adjustment and before completion of the Appraisal Procedure and the determination of the adjustment, the shares of capital stock issuable upon such conversion by reason of the adjustment required by such event and issuing to such holder only the shares of capital stock issuable upon such conversion before giving effect to such adjustment; provided, however, that the Company shall deliver to such holder an appropriate instrument or due bills evidencing such holder's right to receive such additional shares.

                           (vii) (x) Exceptions. Section 5(d) shall not apply to
         (i) any issuance of Common Stock upon exercise of any warrants or options awarded to employees or directors of the Company pursuant to an employee stock option plan or stock incentive plan approved by the Board of Directors, (ii) any issuance of Common Stock upon conversion of the Preferred Stock or (iii) any issuance of Common Stock or Preferred Stock pursuant to the closing of that certain Stock Purchase Agreement by and between the Company and 550 Digital Media Ventures Inc. dated as of July 13, 2001 (the "Stock Purchase Agreement"), that certain Share Purchase Agreement by and among the Company, Indimi, L.L.C., Indimi Inc., 550 Digital Media Ventures Inc. and Sony Music Entertainment Inc. dated as of July 13, 2001 and related transactions, including issuance of Preferred Stock upon conversion of the Promissory Note, as defined in the Stock Purchase Agreement (collectively, the "Excluded Stock").

         For purposes hereof, the following terms shall have the following respective meanings herein:

                  "Appraisal Procedure," if applicable, means the following procedure to determine the fair market value, as to any security, for purposes of the definition of "Fair Market Value" or the fair market value, as to any other property (in either case, the "Valuation Amount"). The Valuation Amount shall be determined in good faith jointly by the Board of Directors and the holders of more than 50% of the issued and outstanding shares of Series A Preferred Stock (the "Majority Holder"); provided, however, that if such parties are not able to agree on the Valuation Amount within a reasonable period of time (not to exceed twenty (20) days), the Valuation Amount shall be determined by an investment banking firm of national recognition, which firm shall be reasonably acceptable to the Board of Directors and the Majority Holder. If the Board of Directors and the Majority Holder are unable to agree upon an acceptable investment banking firm within ten
         (10) days after the date either party proposed that one be selected, the investment banking firm will be selected by an arbitrator located in New York City, New York, selected by the American Arbitration Association (or if such organization ceases to exist, the arbitrator shall be chosen by a court of competent jurisdiction). The arbitrator shall select the investment banking firm (within ten (10) days of his appointment) from a list, jointly prepared by the Board of Directors and the Majority Holder, of not more than six investment banking firms of national standing in the United States, of which no more than three may be named by the Board of Directors and no more than three may be named by the Majority Holder. The arbitrator may consider, within the ten-day period allotted, arguments from the parties regarding which investment banking firm to choose, but the selection by the arbitrator shall be made in its sole discretion from the list of six. The Board of Directors and the Majority Holder shall submit their respective valuations and other relevant data to the investment banking firm, and the investment banking firm shall, within thirty days of its appointment, make its own determination of the Valuation Amount. The final Valuation Amount for purposes hereof shall be the average of the two Valuation Amounts closest together, as determined by the investment banking firm, from among the Valuation Amounts submitted by the Company and the Majority Holder and the Valuation Amount calculated by the investment banking firm. The determination of the final Valuation Amount by such investment banking firm shall be final and binding upon the parties. The Company shall pay the fees and expenses of the investment banking firm and arbitrator (if any) used to determine the Valuation Amount. If required by any such investment banking firm or arbitrator, the Company shall execute a retainer and engagement letter containing reasonable terms and conditions, including, without limitation, customary provisions concerning the rights of indemnification and contribution by the Company in favor of such investment banking firm or arbitrator and its officers, directors, partners, employees, agents and affiliates.

                  "Business Day" means a day other than a Saturday, Sunday or day on which banking institutions in New York are authorized or required to remain closed.

                  "Fair Market Value" means, as to any security, the Twenty Day Average (as defined below) of the average closing prices of such security's sales on all domestic securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the Nasdaq National Market System as of 4:00 P.M., New York City time, on such day, or, if on any day such security is not quoted in the Nasdaq National Market System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar or successor organization (and in each such case excluding any trades that are not bona fide, arm's length transactions). If at any time such security is not listed on any domestic securities exchange or quoted in the Nasdaq National Market System or the domestic over-the-counter market, the "Fair Market Value" of such security shall be the fair market value thereof as determined in accordance with the Appraisal Procedure, using any appropriate valuation method, assuming an arms-length sale to an independent party. In determining the Fair Market Value of any class or series of Common Stock, a sale of all of the issued and outstanding Common Stock will be assumed, without giving regard to the lack of liquidity of such stock due to any restrictions (contractual or otherwise) applicable thereto or any discount for minority interests and assuming the conversion or exchange of all securities then outstanding that are convertible into or exchangeable for Common Stock and the exercise of all rights and warrants then outstanding and exercisable to purchase shares of such stock or securities convertible into or exchangeable for shares of such stock; provided, however that such assumption will not include those securities, rights and warrants convertible into Common Stock where the conversion, exchange or exercise price per share is greater than the Fair Market Value; provided, further, however, that Fair Market Value shall be determined with regard to the relative priority of each class or series of Common Stock (if more than one class or series exists). "Fair Market Value" means with respect to property other than securities, the "fair market value" determined in accordance with the Appraisal Procedure.

                  "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, which are in effect from time to time.

                  "Twenty Day Average" means, with respect to any prices and in connection with the calculation of Fair Market Value, the average of such prices over the twenty Business Days ending on the Business Day immediately prior to the day as of which "Fair Market Value" is being determined.

         Section 6. Voting Rights. Except as otherwise provided herein or by law, the Holder(s) of Series A Preferred Stock, by virtue of their ownership thereof, shall be entitled to cast the number of votes per share thereof on each matter submitted to the Company's holders of Common Stock for voting as equals the number of votes which could be cast by the Holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock could be converted pursuant hereto immediately prior to the taking of such vote (including, without limitation, any shares of Common Stock which would be issuable in payment of accrued and unpaid interest thereon if such shares were converted on the record date and the Company elected to pay such interest in Common Stock). Such vote shall be cast together with those cast by the Holders of Common Stock and not as a separate class except as otherwise provided herein.

         Section 7. Protective Provision. So long as shares of Series A Preferred Stock are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by Nevada Law) of the Holders of at least seventy-five percent (75%) of the then outstanding shares of Series A Preferred Stock, and at least seventy-five percent (75%) of the then outstanding Holders:

                  (a) alter or change the rights, preferences or privileges of the Series A Preferred Stock or any securities so as to affect adversely the Series A Preferred Stock;

                  (b) create any new class or series of stock having a preference over or on parity with the Series A Preferred Stock with respect to Distributions (as defined in Section 2 above) or increase the size of the authorized number of Series A Preferred Stock; or

                  (c) do any act or thing not authorized or contemplated by this Certificate of Designation which would result in taxation of the holders of shares of the Series A Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

         In the event Holders of at least seventy-five percent (75%) of the then outstanding shares of Series A Preferred Stock and at least seventy-five percent (75%) of the then outstanding Holders agree to allow the Company to alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock, pursuant to Subsection (a) above, so as to affect the Series A Preferred Stock, then the Company will deliver notice of such approved change to the Holders of the Series A Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and Dissenting Holders shall have the right for a period of thirty (30) Business Days to convert pursuant to the terms of this Certificate of Designation as they exist prior to such alteration or change (notwithstanding any other provision herein to the contrary) or continue to hold their shares of Series A Preferred Stock, as amended.

         Section 8. Status of Converted Stock. In the event any shares of Series A Preferred Stock shall be converted pursuant to Section 5 hereof, the shares of Preferred Stock so converted shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be re-issuable by the Company as Series A Preferred Stock.

         Section 9. Preference Rights. Nothing contained herein shall be construed to prevent the Board of Directors of the Company from issuing one (1) or more series of Preferred Stock with dividend and/or liquidation preferences junior to the dividend and liquidation preferences of the Series A Preferred Stock.

         Section 10. Authorization and Reservation of Shares of Common Stock.

                  (a) Authorized and Reserved Amount. The Company shall have authorized and reserved and keep available for issuance not less than three million nine hundred thousand (3,900,000) shares of Common Stock (subject to adjustment for stock splits, stock dividends, reclassifications and similar types of events) issuable upon conversion of all outstanding Series A Preferred Stock for the purpose of effecting the conversion of the Series A Preferred Stock (including any shares of Common Stock as a Conversion Failure Payment under Section 11 hereof or issuable upon the failure of the Company to pay a Redemption Amount in accordance with Section 5(c) hereof) issued or to be issued to the Holders (the "Reserved Amount"). The Reserved Amount shall be at least two hundred percent (200%) of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock to provide for the full conversion of all outstanding Series A Preferred Stock, and issuance of the shares of Common Stock in connection therewith. During any period in which the Reserved Amount is less than two hundred percent (200%) of the number of shares of Common Stock issuable on three (3) consecutive trading days upon conversion of the outstanding Series A Preferred Stock (without giving effect to any limitation on conversion or exercise thereof), the Company shall not reserve or issue shares of Common Stock for any purposes other than the conversion of the Series A Preferred Stock.

                  (b) Increases to Reserved Amount. Without limiting any other provision of this Section 10, if the Reserved Amount for any three (3) consecutive trading days (the last of such three (3) trading days being the "Reservation Trigger Date") is less than two hundred percent (200%) of the number of shares of Common Stock issuable upon conversion of Series A Preferred Stock on such trading days (a "Share Authorization Failure"), the Company shall immediately notify all Holders of such occurrence and shall take all necessary action to increase the Reserved Amount to two hundred percent (200%) of the number of shares of Common Stock then issuable upon conversion of the Series A Preferred Stock within (i) fifteen (15) days following a Reservation Trigger Date if such increase requires solely approval of the Company's Board of Directors and (ii) sixty (60) days following a Reservation Trigger Date if such increase requires approval of the Company's shareholders.

                  (c) Reduction of Reserved Amount Under Certain Circumstances. Prior to complete conversion of all Series A Preferred Stock, the Company shall not reduce the number of shares required to be reserved for issuance under this
Section 10 without the written consent of all

Holders except for a reduction proportionate to a reverse stock split effected for a business purpose other than affecting the obligations of Holder under this
Section 10, which reverse stock split affects all shares of Common Stock equally.

                  (d) Allocation of Reserved Amount. Each increase to the Reserved Amount shall be allocated pro rata among the Holders based on the number of Series A Preferred Stock held by each Holder at the time of the establishment of or increase in the Reserved Amount. In the event a Holder shall sell or otherwise transfer any of such Holder's Series A Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor's Reserved Amount. Any portion of the Reserved Amount which remains allocated to any person or entity which does not hold any Series A Preferred Stock shall be allocated to the remaining Holders, pro rata based on the number of Series A Preferred Stock then held by such Holders.

         Section 11. Failure to Satisfy Conversions.

                  (a) Conversion Failure Payments. If, at any time, (x) a Holder submits a Notice of Conversion (or is deemed to submit such notice pursuant to Section 5(d) hereof), and the Company fails for any reason to deliver, on or prior to the expiration of the Deadline ("Delivery Period") for such conversion, such number of shares of Common Stock to which such converting Holder is entitled upon such conversion, or (y) the Company provides notice (including, but not limited to, any published announcement) to any Holder at any time of its intention not to issue shares of Common Stock upon exercise by any Holder of its conversion rights in accordance with the terms of this Certificate of Designation (each of (x) and (y) being a "Conversion Failure"), then the Company shall pay to such Holder, in the case of a Conversion Failure described in clause (x) above, and to all Holders, in the case of a Conversion Failure described in clause (y) above, damages in an amount equal to the lower of:

                           (i)  "Damages Amount" x "D" x .005; and

                           (ii) the highest interest rate permitted by
                                applicable law, where:

         "D" means the number of days beginning the date of the Conversion Failure through and including the Cure Date with respect to such Conversion Failure;

         "Damages Amount" means the Original Series A Issue Price for each share of Series A Preferred Stock subject to conversion plus all accrued and unpaid interest thereon as of the first day of the Conversion Failure;

         "Cure Date" means (i) with respect to a Conversion Failure described in clause (x) of its definition, the date the Company effects the conversion of the shares of Series A Preferred Stock submitted for conversion and (ii) with respect to a Conversion Failure described in clause (y) of its definition, the date the Company undertakes in writing to issue Common Stock in satisfaction of all conversions of Series A Preferred Stock in accordance with the terms of this Certificate of Designation.

         The payments to which a Holder shall be entitled pursuant to this Section are referred to herein as "Conversion Failure Payments." The parties agree that the damages caused by a breach hereof would be difficult or impossible to estimate accurately. A Holder may elect to receive accrued Conversion Failure Payments in cash or to convert all or any portion of such accrued Conversion Failure Payments, at any time, into Common Stock at the lowest Conversion Price in effect during the period beginning on the date of the Conversion Failure through the Cure Date for such Conversion Failure. In the event a Holder elects to receive any Conversion Failure Payments in cash, it shall notify the Company in writing no later than three (3) Business Days after the Deadline and failure to so notify the Company shall entitle the Company, in its sole discretion, to elect to make such Conversion Failure Payments in cash, Common Stock or some combination of the two. In the event a Holder elects to convert all or any portion of the Conversion Failure Payments, such Holder shall indicate on a Notice of Conversion such portion of the Conversion Failure Payments which such Holder elects to so convert in accordance with this Section 11(a) and such conversion shall otherwise be effected in accordance with provisions of Section 5.

                  (b) Buy-In Cure. Unless a Conversion Failure described in clause (y) of Section 11(a) hereof has occurred with respect to such a Holder, if (i) the Company fails for any reason to deliver during the Delivery Period shares of Common Stock to a Holder upon a conversion of the Series A Preferred Stock and (ii) after the applicable Delivery Period with respect to such conversion, a Holder purchases (in an open market transaction or otherwise) shares of Common Stock to make delivery upon a sale by a Holder of the shares of Common Stock (the "Sold Shares") which such Holder anticipated receiving upon such conversion (a "Buy-In"), the Company shall pay such Holder (in addition to any other remedies available to Holder) the amount by which (x) such Holder's total purchase price (including brokerage commission, if any) for the shares of Common Stock so purchased exceeds (y) the net proceeds received by such Holder from the sale of the Sold Shares. For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to shares of Common Stock sold for $10,000, the Company will be required to pay such Holder $1,000. A Holder shall provide the Company written notification indicating any amounts payable to Holder pursuant to this Section 11.

                  (c) Adjustment to Conversion Price. If a Holder has not received certificates for all shares of Common Stock within five (5) Business Days following the expiration of the Delivery Period with respect to a conversion of any portion of any such Holder's Series A Preferred Stock for any reason, then the Conversion Price for the affected Series A Preferred Stock shall thereafter be the lesser of (i) the Conversion Price on the Conversion Date specified in the Notice of Conversion which resulted in the Conversion Failure and (ii) the lowest Conversion Price in effect during the period beginning on, and including, such Conversion Date through and including the Cure Date. If there shall occur a Conversion Failure of the type described in clause
(y) of Section 11(a), then the Conversion Price with respect to any conversion thereafter shall be the lowest Conversion Price in effect at any time during the period beginning on, and including, the date of the occurrence of such Conversion Failure through and including the Cure Date. The Conversion Price shall thereafter be subject to further adjustment for any events described in
Section 5(d).

         Section 12. Event of Default.

                  (a) Holder's Option to Demand Prepayment. Upon the occurrence of an Event of Default (as herein defined), each Holder shall have the right to elect at any time and from time to time prior to the cure by Company of such Event of Default to have all or any portion of such Holder's then outstanding Series A Preferred Stock prepaid by the Company for an amount equal to the Holder Demand Prepayment Amount (as defined below).

                           (i) The right of a Holder to elect prepayment shall be exercisable upon the occurrence of an Event of Default by such Holder in its sole discretion by delivery of a Demand Prepayment Notice (as defined below) in accordance with the procedures set forth in this
         Section 12. Notwithstanding the exercise of such right, the Holder shall be entitled to exercise all other rights and remedies available under the provisions of this Certificate of Designation and at law or in equity.

                           (ii) A Holder shall effect each demand for prepayment under this Section 12 by giving at least two (2) Business Days prior written notice (the "Demand Prepayment Notice") of the date which such prepayment is to become effective (the "Effective Date of Demand of Prepayment"), the Series A Preferred Stock selected for prepayment and the Holder Demand Prepayment Amount to the Company at the address and facsimile number provided in the stock records of the Company, which Demand Prepayment Notice shall be deemed to have been delivered on the Business Day after the date of transmission of Holder's facsimile (with a copy sent by overnight courier to the Company) of such notice.

                           (iii) The Holder Demand Prepayment Amount shall be paid to a Holder whose Series A Preferred Stock are being prepaid within one (1) Business Day following the Effective Date of Demand of Prepayment; provided, however, that the Company shall not be obligated to deliver any portion of the Holder Demand Prepayment Amount until one
         (1) Business Day following either the date on which the Series A Preferred Stock being prepaid are delivered to the office of the Company or its transfer agent, or the date on which the Holder notifies the Company or the Transfer Agent that such Series A Preferred Stock have been lost, stolen or destroyed and delivers the documentation required in accordance with Section 5(b)(i) hereof.

                  (b) Holder Demand Prepayment Amount. The "Holder Demand Prepayment Amount" means the greater of: (a) 1.3 times the Stated Value of the Series A Preferred Stock for which demand is being made, plus all accrued and unpaid interest thereon and accrued and unpaid Conversion Failure Payments (if any) through the date of prepayment and (b) the product of (1) the highest price at which the Common Stock is traded on the date of the Event of Default (or the most recent highest closing bid price if the Common Stock is not traded on such date) divided by the Conversion Price in effect as of the date of the Event of Default, and (2) the sum of the Stated Value and all accrued and unpaid Conversion Failure Payments (if any) through the date of prepayment.

                  (c) Events of Default. An "Event of Default" means any one of the following:

                           (i) a Conversion Failure described in Section 11(a) hereof;

                           (ii) a Share Authorization Failure described in
         Section 10(b) hereof, if such Share Authorization Failure continues uncured for (x) fifteen (15) days following a Reservation Trigger Date if such increase requires solely the approval of the Company's Board of Directors and (y) sixty (60) days after the Reservation Trigger Date if such increase requires approval of the Company's shareholders;

                           (iii) the Company fails, and such failure continues uncured for three (3) Business Days after the Company has been notified thereof in writing by a Holder, to satisfy the share reservation requirements of Section 10 hereof;

                           (iv) the Company fails to maintain an effective registration statement as required by Section 2, Section 3 or Section 6 of the Registration Rights Agreement between the Company and the Holder(s) (the "Registration Rights Agreement") except where such failure lasts no longer than three (3) consecutive trading days and is caused solely by failure of the Securities and Exchange Commission to timely review the customary submission of or respond to the customary requests of the Company;

                           (v) for three (3) consecutive trading days or for an aggregate of ten (10) trading days in any nine (9) month period, the Common Stock (including any of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, and exercise of the Common Warrants) is (i) suspended from trading on any of the Nasdaq SmallCap, NMS, NYSE, AMEX or the OTC Bulletin Board, or (ii) is not qualified for trading on at least one of Nasdaq SmallCap, NMS, NYSE, AMEX or the OTC Bulletin Board;

                           (vi) the Company fails, and such failure continues uncured for three (3) Business Days after the Company has been notified thereof in writing by a Holder, to remove any restrictive legend on any certificate for any shares of Common Stock issued to a Holder upon conversion of any Series A Preferred Stock as and when required by this Certificate of Designation and the Subscription Agreement, between the Company and the Holder(s) (the "Subscription Agreement") or the Registration Rights Agreement;

                           (vii) the Company breaches, and such breach continues uncured for three (3) Business Days after the Company has been notified thereof in writing by a Holder, any significant covenant or other material term or condition of this Certificate of Designation, the Subscription Agreement or the Registration Rights Agreement;

                           (viii) any representation or warranty of the Company made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith (including, without limitation, the Subscription Agreement and Registration Rights Agreement), shall be false or misleading in any material respect when made;

                           (ix) the Company or any subsidiary of the Company shall make an assignment for the benefit of its creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such receiver or trustee shall otherwise be appointed;

                           (x) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company or any subsidiary of the Company (and such proceedings shall continue unstayed for thirty (30) days); or

                           (xi) the Company fails to file a registration statement on Form 10 (to register securities pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934) within sixty (60) days of the Initial Issuance Date (as defined in Section 5 herein), or such registration statement is not declared effective within one hundred fifty (150) days of the Initial Issuance Date.

                  (d) Failure to Pay Damages Amount. If the Company fails to pay the Holder Demand Prepayment Amount within five (5) Business Days of its receipt of a Demand Prepayment Notice, then such Holder shall have the right, at any time and from time to time prior to the payment of the Holder Demand Prepayment Amount, to require the Company, upon written notice, to immediately convert (in accordance with the terms of Section 5) all or any portion of the Holder Demand Prepayment Amount, into shares of Common Stock at the then current Conversion Price, provided that if the Company has not delivered the full number of shares of Common Stock issuable upon such conversion within five (5) Business Days after the Company receives written notice of such conversion, the Conversion Price with respect to such Holder Demand Prepayment Amount shall thereafter be deemed to be at the lowest Conversion Price in effect during the period beginning on the date of the Event of Default through the date on which the Company delivers to the Holder the full number of freely tradable shares of Common Stock issuable upon such conversion. In the event the Company is not able to pay all amounts due and payable with respect to all Series A Preferred Stock subject to Holder Demand Prepayment Notices, the Company shall pay the Holders such amounts pro rata, based on the total amounts payable to such Holder relative to the total amounts payable to all Holders.

         IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed by Christopher S. Lipp, its Secretary, Vice President and General Counsel, this 4th day of January, 2002.

                               eUNIVERSE, INC.

                               By: /s/ Christopher S. Lipp
                                  ---------------------------------------------
                                  Christopher S. Lipp
                                  Secretary, Vice President and General Counsel